Exhibit T3E.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

x
In re	:
	:	Chapter 11
RECYCLED PAPER GREETINGS, INC., et al.	:
	:	Case No. 09-10002 (KG)
	:	(Jointly Administered)
Debtors.	:
x

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP

Proposed Attorneys for Debtors and

Debtors in Possession

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Dated: January 2, 2009

RPG Holdings, Inc. (“RPG Holdings”), Recycled Paper Greetings, Inc. (“RPG”) and RPG’s subsidiaries Recycled Paper Greetings Canada, Inc. (“RPG Canada”) and Barnyard Industries, Inc. (“Barnyard”), propose the following joint chapter 11 Plan of Reorganization, pursuant to section 1121(a) of title 11 of the United States Code:

SECTION 1.      DEFINITIONS AND INTERPRETATION

A.	Definitions.

The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1.        Administrative Agents means, respectively, Credit Suisse, as administrative agent, under the DIP Loan Agreement, Credit Suisse, as administrative and collateral agent under the First Lien Credit Agreement, and Wells Fargo Bank, National Association, as successor administrative agent and collateral agent under the Second Lien Credit Agreement.

1.2.        Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b), 507(a)(1), and 1114(e) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ business or obligations incurred or assumed by the Debtors, as Debtors in Possession, during the Reorganization Cases in accordance with the Budget (as defined in the DIP Loan Agreement), including, in connection therewith, for the acquisition or lease of property or an interest in property or the rendition of services, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

1.3.        AG means American Greetings Corporation and its subsidiaries and affiliates, including, without limitation, Lakeshore Trading Company.

1.4.        AG Indenture means that certain Indenture, dated May 22, 2006 between AG and The Bank of Nova Scotia, Trust Company of New York, as indenture trustee.

1.5.        AG Notes means those certain 7.375% senior unsecured notes, due June 1, 2016, to be issued by AG pursuant to the AG Indenture in an aggregate principal face amount equal to $22,000,000, subject to adjustment as provided in the Agreement.

1.6.        Agreement means that certain Agreement, dated as of December 30, 2008, by and among AG, Lakeshore Trading Company, RPG and RPG Holdings, attached as Exhibit B hereto.

1.7.        Allowed means, with reference to any Claim, (i) any Claim against any Debtor which has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any timely filed Claim as to which no objection to allowance has been interposed in accordance with Section 7.1 hereof or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, or (iii) any Claim expressly allowed by a Final Order or hereunder.

1.8.        Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

1.9.        Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

1.10.      Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

1.11.      Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.12.      Cash means legal tender of the United States of America.

1.13.      Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.14.      Class means any group of Claims or Equity Interests classified by the Plan of Reorganization pursuant to section 1122(a)(1) of the Bankruptcy Code and as set forth in Section 3 of the Plan of Reorganization.

1.15.      Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

1.16.      Commencement Date means January 2, 2009.

1.17.      Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.18.      Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

1.19.      Confirmation Order means an order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code, which, as to any matters not specifically addressed by the Agreement or the Plan of Reorganization, shall be acceptable to AG in its sole discretion.

1.20.      Contingent Claim means (i) any contingent or unliquidated Claim asserted or that could be asserted against RPG Holdings or RPG, or (ii) any Insider Claim.

1.21.      Contributed First-Lien Debt means $67,100,000 aggregate principal amount of First Lien Lender Claims held by AG.

1.22.      Credit Suisse means Credit Suisse, Cayman Islands Branch.

1.23.      Debtors means RPG Holdings, RPG, RPG Canada, and Barnyard.

1.24.      Debtors in Possession means the Debtors in their capacity as debtors in possession in the Reorganization Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

1.25.      DIP Financing Claim means any Claim arising under the DIP Loan Agreement.

1.26.      DIP Loan Agreement means that certain $10,000,000 priming revolving credit facility, dated as of December 30, 2008, as amended, among the Debtors, Credit Suisse, as Administrative Agent, and the lenders who are from time to time parties thereto.

1.27.      Disbursing Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under Section 6.5 hereof.

1.28.      Disclosure Statement means that certain disclosure statement relating to the Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.29.      Disputed Claim means any Claim which has not been Allowed pursuant to the Plan of Reorganization or a Final Order, and

(a)          if no proof of claim has been filed by the applicable deadline: (i) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; or (ii) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but as to which the Debtors or Reorganized Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order; or

(b)          if a proof of claim or request for payment of an Administrative Expense Claim has been filed by the applicable deadline: (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules; (ii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature and amount of such Claim as listed on the Schedules; (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; or (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtors, the Reorganized Debtors or any other party in interest which has not been withdrawn or determined by a Final Order.

1.30.      Distribution Record Date means five Business Days prior to the Confirmation Date.

1.31.      Effective Date means a Business Day on or after the Confirmation Date specified by the Debtors on which (i) no stay of the Confirmation Order is in effect, and (ii) the conditions to the effectiveness of the Plan of Reorganization specified in Section 9 hereof have been satisfied or waived.

1.32.      Equity Interest means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership or membership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.33.      Final Distribution Date means, in the event there exist on the Effective Date any Disputed Claims, a date selected by the Reorganized Debtors, in their sole discretion, on which all such Disputed Claims have been resolved by Final Order.

1.34.      Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

1.35.      First Lien Credit Agreement means that certain First Lien Credit Agreement, dated as of December 5, 2005, by and among RPG Holdings, RPG, the lenders party thereto, and Credit Suisse, Cayman Islands Branch, as administrative and collateral agent (as amended or otherwise modified from time to time).

1.36.      First Lien Lender Claim means any Claim arising under the First Lien Credit Agreement and any termination obligations under any interest rate swaps required under the First Lien Credit Agreement.

1.37.      General Unsecured Claim means any Claim against any of the Debtors that (i) is not a Secured Tax Claim, First Lien Lender Claim, Second Lien Lender Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Contingent Claim, or Intercompany Claim, or (ii) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

1.38.      Insider Claim means any Claim that has been or could be asserted against any of the Debtors by an “insider” as that term is defined in section 101(31) of the Bankruptcy Code, including, without limitation, (i) any Claim asserted by Monitor Clipper Partners, LLC in connection with the rejection of that certain Corporate Services Agreement, dated December 5, 2005, with RPG, or (ii) any Claim asserted by any direct or indirect owner or purported owner of an Equity Interest in RPG Holdings, including, without limitation, RPG Investment Holdings, LLC, Monitor Clipper Partners, LLC, Monitor Clipper Equity Partners II, L.P., and Monitor Clipper Equity Partners (NQP) II, L.P.

1.39.      Intercompany Claim means any Claim asserted by a Debtor or RPG Investment Holdings, LLC against RPG Holdings or RPG.

1.40.      New AG Notes means those certain 7.375% notes due June 1, 2016, to be issued by AG pursuant to the New Indenture in an aggregate principal face amount equal to $32,700,000, subject to adjustment as provided in the Agreement.

1.41.      New Indenture means that certain Indenture to be entered into by AG and The Bank of Nova Scotia, Trust Company of New York, as indenture trustee, in the form of Exhibit E to the Agreement.

1.42.      New RPG Holdings Capital Stock means 1,000 shares of common stock of Reorganized RPG Holdings authorized for issuance in accordance with the terms hereof on the Effective Date.

1.43.      Other Priority Claim means any Claim against any of the Debtors other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

1.44.      Plan Documents means the documents to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan of Reorganization on the Effective Date. Each of the Plan Documents to be entered into as of the Effective Date will be filed in draft form in the Plan Supplement.

1.45.      Plan of Reorganization means this joint chapter 11 plan of reorganization, including the exhibits hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.46.      Plan Supplement means a supplemental appendix to the Plan of Reorganization that will contain the draft form of the Plan Documents to be entered into as of the Effective Date, to be filed with the Clerk of the Bankruptcy Court no later than five Business Days prior to the Confirmation Hearing.

1.47.      Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code; provided, however, that any Claims asserted by a governmental unit on account of any penalties shall not be Priority Tax Claims.

1.48.      Professionals means the firms listed on Schedule 1.1(e) to the Agreement and any other financial advisory, restructuring, law, accounting, or other advisory firm or person retained by the Debtors in connection with the Reorganization Cases.

1.49.      Reimbursable Professional Fees means professional fees paid or payable by the Debtors to the Professionals (in the case of Professionals not employed by the Debtors, without the need for filing any fee applications with the Bankruptcy Court) up to the amounts specified on Schedule 1.1(f) to the Agreement.

1.50.      Released Parties means (i) each present and former director, officer and employee of the Debtors, in his or her capacity as such, (ii) each holder of a First Lien Lender Claim in its capacity as such, (iii) each holder of a Second Lien Lender Claim in its capacity as such, (iv) each Administrative Agent, (v) AG and its respective officers, directors, employees, and affiliates, and (vi) each Advisor of the Debtors, the holders of the First Lien Lender Claims, the holders of the Second Lien Lender Claims, the Administrative Agents, and AG. For purposes of this definition, “Advisors” means each of the following to the extent not affiliated with a Debtor: financial advisor, investment banker, Professional, accountant, and attorney, and each of their respective employees, members, parent corporations, subsidiaries, affiliates, and partners.

1.51.      Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on January 2, 2009, in the United States District Court for the District of Delaware and styled In re Recycled Paper Greetings, Inc., et al., 09-10002 (KG) (Jointly Administered).

1.52.      Reorganized Debtors means the Debtors, as reorganized on the Effective Date in accordance with the terms of the Plan of Reorganization.

1.53.      Reorganized RPG means Recycled Paper Greetings, Inc., as reorganized as of the Effective Date in accordance with the Plan of Reorganization (including any successor corporation by merger).

1.54.      Reorganized RPG Holdings means RPG Holdings, as reorganized as of the Effective Date in accordance with the Plan of Reorganization (including any successor corporation by merger).

1.55.      Restructuring Transactions means the transactions described in Section 5 hereof.

1.56.      Retained Claim means any claim or cause of action of a Debtor for a prepetition breach of fiduciary duty under applicable law or other violation of law against (i) RPG Investment Holdings, LLC or any direct or indirect equity holder of RPG Investment Holdings, LLC other than Mike Keiser, Phil Friedman, Mary George, and Jude Rake, or (ii) any current or former director, officer, manager, member, or partner of RPG Investment Holdings, LLC or of any direct or indirect equity holder of RPG Investment Holdings, LLC other than Mike Keiser, Phil Friedman, Mary George, and Jude Rake.

1.57.      RPG Subsidiaries means RPG Canada and Barnyard.

1.58.      Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended from time to time through the Confirmation Date.

1.59.      Second Lien Credit Agreement means that certain Second Lien Credit Agreement, dated as of December 5, 2005, among RPG Holdings, RPG, the lenders party thereto, and Wells Fargo Bank, National Association, as successor administrative agent and collateral agent (as amended or otherwise modified from time to time).

1.60.      Second Lien Lender Claim means any Claim arising under the Second Lien Credit Agreement.

1.61.      Secured Claim means a Claim to the extent (i) secured by Collateral, the amount of which is equal to or less than the value of such Collateral (A) as set forth in the Plan of Reorganization, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.62.      Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein), and including any related Secured Claim for penalties.

1.63.      Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan of Reorganization are to the respective section in, or exhibit to, the Plan of Reorganization, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan of Reorganization as a whole and not to any particular section, subsection, or clause contained therein. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan of Reorganization. The headings in the Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

SECTION 2.      ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS

2.1.        Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment and subject to the limitations set forth in the Agreement with respect to certain professional fees, the Debtors or AG shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on the Effective Date, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, or liabilities arising under obligations incurred by the Debtors, as Debtors in Possession, in accordance with the Budget (as defined in the DIP Loan Agreement), shall be paid by the Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2.        Compensation and Reimbursement Claims.

All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, and subject to the limitations set forth in the Agreement with respect to certain professional fees, (ii) shall be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are allowed by the Bankruptcy Court (A) upon the later of (i) the Effective Date, and (ii) the date upon which the order relating to any such Allowed Administrative Expense Claim is entered, or (B) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Administrative Expense Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors. The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3.        Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority

Tax Claim, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years after the date of assessment of such Allowed Priority Tax Claim. The Debtors reserve the right to prepay at any time under this option. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due. Any Claims asserted by a governmental unit on account of any penalties shall not be Priority Tax Claims and shall be subordinated to General Unsecured Claims.

2.4.        DIP Financing Claims.

On the Effective Date, AG shall pay to each holder of an Allowed DIP Financing Claim (other than AG) Cash in an amount equal to such Claim in full and complete satisfaction of such Claim.

SECTION 3.      CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) impaired or unimpaired by the Plan of Reorganization, (ii) entitled to vote to accept or reject the Plan of Reorganization in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan of Reorganization.

Class	Description	Treatment	Entitled to Vote	Estimated Recovery
--	Administrative Expense Claims	Payment in full.	No	100%
--	Compensation and Reimbursement Claims	Payment in full.	No	100%
--	Priority Tax Claims	Payment in full.	No	100%
--	DIP Financing Claims	Payment in full.	No	100%
1	Other Priority Claims	Unimpaired.	No (deemed to accept)	100%
2	Secured Tax Claims	Unimpaired.	No (deemed to accept)	100%
3	First Lien Lender Claims	Impaired. Each holder will receive its pro rata share of Cash, the AG Notes, and $19,550,000 of the New AG Notes, subject to adjustment, as described below.	Yes	69.2%
4	Second Lien Lender Claims	Impaired. Each holder will receive its pro rata share of $13,150,000 of the New AG Notes, subject to adjustment, as described below.	Yes	11.3%
5	General Unsecured Claims	Unimpaired.	No (deemed to accept)	100%
6	Contingent Claims and Insider Claims Against RPG Holdings and RPG	Impaired; no distribution.	No (deemed to reject)	0%
7	Intercompany Claims	Impaired; no distribution.	No (deemed to reject)	0%

8	Equity Interests in RPG and RPG Subsidiaries	Unimpaired.	No (deemed to accept)	100%
9	Equity Interests in RPG Holdings	Impaired; no distribution.	No (deemed to reject)	0%

SECTION 4.      TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1.        Other Priority Claims (Class 1).

Except to the extent that a holder of an Allowed Other Priority Claim against any of the Debtors has agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the applicable Debtor and the holder of such Claim.

4.2.        Secured Tax Claims (Class 2).

On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Secured Tax Claim shall receive, at the option of the Reorganized Debtors, (i) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Tax Claim to the extent of the value of the holder’s secured interest in the Allowed Secured Tax Claim, (ii) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Secured Tax Claim is entitled, or (iii) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code. In the event the Reorganized Debtors treat a Claim under clause (i) of this Section, the liens securing such Secured Tax Claim shall be deemed released. The Debtors and the Reorganized Debtors specifically reserve the right to challenge the validity, nature, and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported liens relating to the Secured Tax Claims.

4.3.        First Lien Lender Claims (Class 3).

Each holder of a First Lien Lender Claim, other than AG, shall receive, subject to adjustment as provided in the Agreement, its pro rata share of (i) $12,400,000 in Cash, (ii) the AG Notes, and (iii) $19,550,000 of the New AG Notes.

4.4.        Second Lien Lender Claims (Class 4).

Each holder of a Second Lien Lender Claim shall receive, subject to adjustment as provided in the Agreement, its pro rata share of $13,150,000 of the New AG Notes.

4.5.         General Unsecured Claims (Class 5).

Each holder of an Allowed General Unsecured Claim shall receive, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions, Cash in an amount equal to such Claim.

4.6.        Contingent Claims (Class 6).

Holders of Contingent Claims shall not receive or retain any interest or property on account of such Claims. On the Effective Date, all such Contingent Claims shall be disallowed and expunged.

4.7.        Intercompany Claims (Class 7).

Holders of Intercompany Claims shall not receive or retain any interest or property on account of such Claims. On the Effective Date, all such Intercompany Claims shall be disallowed and expunged.

4.8.        Equity Interests in RPG and RPG Subsidiaries (Class 8).

RPG Holdings shall retain its Equity Interests in RPG, and RPG shall retain its Equity Interests in RPG Subsidiaries.

4.9.        Equity Interests in RPG Holdings (Class 9).

Holders of Equity Interests in RPG Holdings (other than the New RPG Holdings Capital Stock) shall not receive or retain any interest or property on account of such Equity Interests. On the Effective Date, all such Equity Interests shall be cancelled and extinguished.

SECTION 5.      MEANS FOR IMPLEMENTATION

5.1.        Stock Purchase.

(a)         Purchase Consideration. On the Effective Date, pursuant to the Agreement and as provided in Section 5.1(b), the aggregate consideration provided by AG for the New RPG Holdings Capital Stock shall consist of (a) Cash in an amount equal to the sum of (i) the amount of DIP Financing Claims outstanding under the DIP Loan Agreement on the Effective Date up to $10,000,000, less the total amount of DIP Financing Claims held by AG, (ii) the amount of unpaid Reimbursable Professional Fees, (iii) $12,400,000, subject to adjustment as provided in the Agreement, for distribution to holders of First Lien Lender Claims, (iv) the lesser of $1,000,000 or the amount of Excluded Liabilities (as defined in the Agreement), and (v) an amount equal to the First-Lien Adjustment and the Second-Lien Adjustment (each as defined in the Agreement), if any, to be paid as provided in the Agreement to the persons entitled thereto in respect of any Shareholder Liability (as defined in the Agreement); (b) the Contributed First-Lien Debt; (c) the AG Notes and the New AG Notes, subject to adjustment as provided in the Agreement, for distribution to holders of First Lien Lender Claims and Second Lien Lender Claims as provided herein; and (d) all other liabilities as provided for and in accordance with the terms of the Agreement and this Plan of Reorganization.

(b)         Structure of Purchase. The stock purchase described in Section 5.1(a) and the distributions to the holders of First Lien Lender Claims (other than AG) and to the holders of Second Lien Lender Claims provided for herein shall be treated for federal income tax purposes as follows: AG shall be treated as acquiring all of the First Lien Lender Claims of such holders for $12,400,000 in Cash, the AG Notes, and $19,550,000 of the New AG Notes and all of the Second Lien Lender Claims of such holders for $13,150,000 of the New AG Notes; and, thereafter, AG shall be treated as contributing all such Claims, any other Claims held by AG, and remaining Cash consideration to RPG Holdings in exchange for the New RPG Holdings Capital Stock and RPG Holdings shall be treated as contributing such Claims to RPG (such transactions, collectively, the “Debt Purchase”). No party to this Plan of

Reorganization (including holders of Claims) shall for tax purposes take any position, including in filing any tax return, that the distributions made pursuant to this Plan of Reorganization to the holders of First Lien Lender Claims (other than AG) and to the holders of Second Lien Lender Claims and the issuance of the New RPG Holdings Capital Stock to AG may be treated other than as the Debt Purchase, unless otherwise required by law.

5.2.        Authorization and Issuance of Plan Securities.

(a)         New Capital Stock. Reorganized RPG Holdings and Reorganized RPG, as applicable, are authorized to issue all plan-related securities and documents, including the New RPG Holdings Capital Stock, without the need for any further corporate action.

(b)         AG Notes/New AG Notes. On the Effective Date, AG shall issue the AG Notes and the New AG Notes in accordance with the Agreement and for the purpose of making the distributions required by Sections 4.3 and 4.4 of the Plan of Reorganization.

5.3.        Termination of the DIP Loan Agreement.

On the Effective Date, (a) AG shall indefeasibly pay, in full in Cash by wire transfer or immediately available funds, all amounts owed under the DIP Loan Agreement; (b) the commitments thereunder shall be terminated; (c) the outstanding letters of credit issued under the DIP Loan Agreement and First Lien Credit Agreement shall be (i) returned to the issuer undrawn and marked cancelled or (ii) cash-collateralized by AG; and (d) new letters of credit shall be provided by AG to replace or backstop the outstanding letters of credit issued under the DIP Loan Agreement and First Lien Credit Agreement, as applicable. Upon payment or satisfaction in full of all obligations under the DIP Loan Agreement in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed terminated and shall be of no further force and effect.

5.4.        Cancellation of Existing Securities and Agreements.

Except (i) for purposes of evidencing a right to distributions under the Plan of Reorganization, (ii) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, or (iii) as otherwise provided hereunder, on the Effective Date, all the agreements and other documents evidencing (a) the Claims or rights of any holder of a Claim against the Debtors, including all indentures and notes evidencing such Claims, (b) the Equity Interests in RPG Holdings and RPG, and (c) any options or warrants to purchase Equity Interests in RPG Holdings and RPG, obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled.

5.5.        Board of Directors.

AG shall designate the initial board of directors of each of the Reorganized Debtors, the members of which shall be disclosed in the Plan Supplement.

5.6.        Officers .

The officers of the Debtors immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date and in accordance with any employment and severance agreements with the Reorganized Debtors and applicable non-bankruptcy law, unless AG shall designate replacement officers. On and after the Effective Date, the officers of the respective Reorganized Debtors shall be determined by the Reorganized Debtors’ boards of directors.

5.7.        Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.

Except as provided herein, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all of the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as provided herein, as of the Effective Date, all property of the estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in such Reorganized Debtor, free and clear of all claims, liens, charges, other encumbrances, and interests. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan of Reorganization or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professional fees and expenses, disbursements, expenses, or related support services (including fees relating to the preparation of Professional fee applications) without application to, or approval of, the Bankruptcy Court.

5.8.        Obligations of Any Successor Corporation in a Restructuring.

The Restructuring Transactions may result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan of Reorganization and the Agreement, including among other things, to pay or otherwise satisfy the Allowed Claims, Reimbursable Professional Fees and Excluded Liabilities (as defined in the Agreement) against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another entity will perform such obligations.

SECTION 6.      DISTRIBUTIONS

6.1.        Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after the Distribution Record Date. The Debtors, the Reorganized Debtors, or any party responsible for making distributions pursuant to Section 6.7 hereof, shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

6.2.        Date of Distributions .

Except as otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.3.        Postpetition Interest on Claims.

Except as provided in the DIP Loan Agreement, or as required by applicable bankruptcy law, postpetition interest shall not accrue on or after the Commencement Date on account of any Claim.

6.4.        Disbursing Agent.

All distributions hereunder shall be made by Reorganized RPG (or such other entity designated by Reorganized RPG), as Disbursing Agent, on or after the Effective Date or as otherwise provided herein; provided, however, that the Administrative Agents under the First Lien Credit Agreement and the Second Lien Credit Agreement (or such other entity designated by each such Administrative Agent) shall be the Disbursing Agent for the First Lien Lender Claims and the Second Lien Lender Claims, respectively. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized RPG.

6.5.        Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan of Reorganization.

6.6.        Surrender of Instruments.

As a condition to receiving any distribution under the Plan of Reorganization, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee. Any holder of such instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution hereunder. Any distribution so forfeited shall become property of the Reorganized Debtors.

6.7.        Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to the Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to Reorganized RPG, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

6.8.        Manner of Payment Under Plan of Reorganization.

(a)         All distributions of Cash, AG Notes, or New AG Notes to the creditors of each of the Debtors under the Plan of Reorganization shall be made by the applicable Reorganized Debtor or AG on behalf of itself or AG to the applicable Disbursing Agent. Any distributions that revert to any of the Reorganized Debtors or are otherwise cancelled (such as to the extent any distributions have not been claimed within one year or are canceled pursuant to section 6.8 hereof) shall revest solely in Reorganized RPG.

(b)         At the option of the Debtors or AG, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.9.        Fractional Notes.

No AG Notes, New AG Notes, or Cash in lieu thereof, shall be distributed except in denominations of $1,000 or integral multiples thereof. For purposes of distribution, the principal amount of AG Notes and New AG Notes shall be rounded to the nearest integral multiple of $1,000 or zero, as applicable, except if $500, it shall be rounded up.

6.10.      Setoffs.

The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim.

6.11.      Minimum Distributions.

Subject to Section 6.10, no distribution of less than $1,000.00 on account of an Allowed Claim shall be made by the Reorganized Debtors to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtors.

6.12.      Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.13.      Allocation of Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan of Reorganization is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

SECTION 7.      PROCEDURES FOR DISPUTED CLAIMS

7.1.        Objections to Claims.

The Debtors and the Reorganized Debtors shall be entitled to file objections to all Claims, and AG and any holder of a First Lien Lender Claim and/or Second Lien Lender Claim shall be entitled to file an objection to any Claim which may affect the obligations of AG or the recovery of such holder, as applicable, as provided for under the Agreement and this Plan of Reorganization. Any objections to Claims shall be served and filed on or before the later of (i) one hundred eighty (180) days after the Effective Date, and (ii) such date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above. Except as provided in the Agreement, where an objection is filed to a Claim that may affect the recovery of holders of First Lien Lender Claims or Second Lien Lender Claims as provided for under the Agreement and this Plan of Reorganization, any proposed settlement or compromise of such Claim shall be submitted to the attorneys for the Administrative Agents under the First Lien Credit Agreement and the Second Lien Credit Agreement, respectively, and may not be submitted to the Bankruptcy Court for approval in the event the attorneys for either Administrative Agent provide an objection in writing (including by electronic mail) to the party seeking such settlement or compromise within five Business Days after such proposal was submitted to the attorneys for the Administrative Agents.

7.2.        Payments and Distributions with Respect to Disputed Claims.

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

7.3.        Estimation of Claims.

The Debtors, the Reorganized Debtors, AG, and any holder of a First Lien Lender Claim and/or Second Lien Lender Claim may at any time request that the Bankruptcy Court estimate any Contingent Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection; provided, however, that, except as provided in the Agreement, any party seeking to estimate a Claim that could affect the recovery of holders of First Lien Lender Claims or Second Lien Lender Claims as provided in the Agreement and this Plan of Reorganization shall, prior to filing any estimation pleading with the Bankruptcy Court, consult with and obtain the consent of each of the Administrative Agents under the First Lien Credit Agreement and Second Lien Credit Agreement, which consent shall not be unreasonably be withheld. In the event that the Bankruptcy Court estimates any Contingent Claim or Disputed Claim, the amount so estimated shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors, AG, and any holder of a First Lien Lender Claim and/or Second Lien Lender Claim may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Except as provided herein and in the Agreement, Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.4.        Distributions Relating to Disputed Claims.

At such time as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim, such holder’s pro rata portion of the property distributable with respect to the Class in which such Claim belongs. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same class.

7.5.        Distributions after Allowance.

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, a distribution shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan of Reorganization. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim, the distribution to which such holder is entitled hereunder.

7.6.        Preservation of Rights to Settle Claims.

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any person or entity without the approval of the Bankruptcy Court, subject to the terms of section 7.1 hereof, the Confirmation Order, the Agreement, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits, or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

7.7.        Disallowed Claims.

All claims held by persons or entities against whom or which any Debtor, after consultation with AG, or Reorganized Debtor has commenced a proceeding asserting a cause of action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code shall be deemed “disallowed” claims pursuant to section 502(d) of the Bankruptcy Code and holders of such claims shall not be entitled to vote to accept or reject the Plan of Reorganization. Claims that are deemed disallowed pursuant to this section shall continue to be disallowed for all purposes until the avoidance action against such party has been settled or resolved by Final Order and any sums due to the Debtors or the Reorganized Debtors from such party have been paid.

SECTION 8.      EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1.        General Treatment.

All executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed except for an executory contract or unexpired lease that (i) previously has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts attached hereto as Exhibit A, or (iii) is the subject of a separate (a) assumption motion filed by the Debtors after consultation with AG, or (b) rejection motion filed by the Debtors with the consent of AG, under section 365 of the Bankruptcy Code prior to the Confirmation Date.

8.2.        Cure of Defaults.

Except to the extent that different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to section 8.1 hereof, the Debtors, after consultation with AG, shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within thirty (30) days of the Confirmation Date, file and serve a pleading with the Bankruptcy Court listing the cure amounts of all executory contracts or unexpired leases to be assumed. The parties to such executory contracts or unexpired leases to be assumed by the Debtors shall have fifteen (15) days from service to object to the cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court shall hold a hearing. The Debtors shall retain their right, with the consent of AG, to reject any of their executory contracts or unexpired leases, including contracts or leases that are subject to a dispute concerning amounts necessary to cure any defaults.

8.3.         Rejection Claims.

In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan of Reorganization results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the Confirmation Date or such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults.

8.4.         Assignment.

On and after the Effective Date, pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, the Debtors and Reorganized Debtors may transfer and assign any of their executory contracts or unexpired leases that have not been rejected to AG or any of their affiliates without any further act, authority, or notice. Any executory contract or unexpired lease so transferred and assigned shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type described in sections 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. Any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

8.5.        Survival of the Debtors’ Indemnification Obligations.

Subject to Section 10.8, any obligations of the Debtors pursuant to their corporate charters and bylaws to indemnify current directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan of Reorganization, provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any matters that are excluded from the releases in sections 10.6(a) and 10.6(b). Subject to Section 10.8, such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and shall continue as obligations of the Reorganized Debtors.

8.6.        Survival of Other Employment Arrangements.

All prepetition employment contracts, benefit, compensation, and other similar programs and plans shall be deemed and treated as executory contracts pursuant to the Plan of Reorganization and shall continue in full force and effect as obligations of the Reorganized Debtors, except to the extent they have been previously rejected or are rejected hereunder.

8.7.        Insurance Policies.

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan of Reorganization and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtors.

SECTION 9.      CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.

9.1.        Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan of Reorganization is subject to the following conditions precedent:

(a)          the Confirmation Order, in form and substance satisfactory to the Debtors, AG, and each Administrative Agent, shall have been entered and shall be in full force and effect and there shall not be a stay or injunction in effect with respect thereto;

(b)          all actions, documents, and agreements necessary to implement the Plan of Reorganization, including, without limitation, all actions, documents, and agreements necessary to implement the Restructuring Transactions, shall have been effected or executed, and the Closing (as defined in the Agreement) shall have occurred;

(c)          the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents necessary to implement the Plan of Reorganization and that are required by law, regulation, or order; and

(d)          the Bankruptcy Court shall have entered an order (in form and substance acceptable to AG and each of the Administrative Agents under the First Lien Credit Agreement and Second Lien Credit Agreement, as applicable) with respect to any Shareholder Liabilities as defined in the Agreement, either (i) disallowing such Claim or (ii) estimating such Claim for purposes of allowance pursuant to section 502(c) in an amount acceptable to AG and each of the Administrative Agents under the First Lien Credit Agreement and Second Lien Credit Agreement, as applicable.

Subject to the terms of the Agreement, the conditions precedent (a) and (b) specified above may be waived in whole or in part by the Debtors, AG, and each of the Administrative Agents, each in their respective discretion; condition precedent (c) specified above may be waived in whole or in part only by the Debtors; and condition precedent (d) specified above may be waived in whole or in part by the Administrative Agents under the First Lien Credit Agreement and the Second Lien Credit

Agreement, and AG, each in its respective discretion. Any such waiver may be effected at any time, without notice or leave or order of the Bankruptcy Court, and must be in writing.

9.2.        Effect of Failure of Conditions to Effective Date.

If the Agreement is terminated in accordance with its terms after the Confirmation Date or, if the Agreement is still in effect, the conditions precedent specified in Section 9.1 have not been satisfied or waived by the later of May 31, 2009 or one hundred twenty (120) days after the Confirmation Date, then (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan of Reorganization shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iv) all of the Debtors’ obligations with respect to the Claims and the Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors or otherwise.

SECTION 10.    EFFECT OF CONFIRMATION

10.1.      Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided herein. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

10.2.      Discharge of Claims and Termination of Equity Interests.

Except as otherwise provided herein or in the Confirmation Order, the rights afforded herein and the payments and distributions to be made hereunder shall discharge all existing debts and Claims, and terminate all Equity Interests in RPG Holdings and RPG of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided herein, on the Effective Date, all existing Claims against the Debtors and Equity Interests in RPG Holdings and RPG shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest. Notwithstanding any provision herein, any valid setoff or recoupment rights held against any of the Debtors shall not be affected by the Plan of Reorganization and shall be expressly preserved in the Confirmation Order.

10.3.      Discharge.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim against the Debtors, or Equity Interest in RPG Holdings or RPG and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. On the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against the Debtors or terminated Equity Interest in RPG Holdings or RPG.

Except as otherwise provided herein, all persons or entities who have held, now hold, or may hold Claims against any of the Debtors or Equity Interests in RPG Holdings and RPG and all other parties in interest, along with their respective present and former employees, agents, officers, directors, principals, and affiliates, are permanently enjoined from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to such Claim or Equity Interest against the Debtors or the Reorganized Debtors, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors or the Reorganized Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors or the Reorganized Debtors, or (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or the Reorganized Debtors, with respect to such Claim or Equity Interest. Such injunction shall extend to any successors of the Debtors and Reorganized Debtors and their respective properties and interest in properties.

10.4.      Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5.      Injunction Against Interference with Plan of Reorganization.

Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan of Reorganization.

10.6.      Releases.

(a)         Releases by Debtors. As of the Confirmation Date, but subject to occurrence of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors, and any person seeking to exercise the rights of the Debtors’ estates, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to unconditionally forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for gross negligence, willful misconduct, intentional fraud, or criminal conduct) in connection with or related to the Debtors, the Reorganization Cases, or the Plan of Reorganization (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan of Reorganization and the contracts, instruments, indentures, and other agreements or documents delivered or assumed thereunder, including, without limitation, the Agreement and other than Retained Claims), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, or the Plan of Reorganization, and that may be asserted by or on behalf of the Debtors or the Reorganized Debtors against the Released Parties; provided, however, that nothing in this

Section 10.6(a) shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, non-compete or any other contractual or fiduciary obligation owed to the Debtors through the Effective Date; provided, further, however, that this Section 10.6(a) shall not operate as a waiver or release from any claims or causes of action arising out of (i) any Retained Claim, (ii) the gross negligence, willful misconduct, intentional fraud, or criminal liability of any person, and (iii) as to the directors of the Debtors, a breach of fiduciary duty prior to the Commencement Date.

(b)        Releases by Holders of Claims and Equity Interests. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, (i) each holder of a Claim that votes in favor of the Plan of Reorganization (or is deemed to accept the Plan of Reorganization), including, without limitation, AG, (ii) AG (in its capacity as purchaser under the Agreement), and (iii) to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each holder of a Claim or Equity Interest that does not vote to accept the Plan of Reorganization or is deemed to reject the Plan of Reorganization, as applicable, shall be deemed to unconditionally, forever release, waive and discharge each of the Released Parties, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganization Cases, or the Plan of Reorganization whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, or the Plan of Reorganization; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the gross negligence, willful misconduct, intentional fraud, or criminal liability of any such person or entity; provided further, however, that as to the release coming from AG, the foregoing shall not operate as a waiver or release of (i) any Retained Claim or (ii) the Debtors’ directors from any causes of action arising out of a breach of fiduciary duty prior to the Commencement Date.

10.7.      Exculpation.

Notwithstanding anything provided herein, as of the Effective Date, none of (i) the Debtors or the Debtors’ directors, officers, employees, affiliates, agents, financial advisors, investment bankers, the Professionals, accountants, and attorneys; or (ii)(a) the holders of the First Lien Lender Claims; (b) the holders of the Second Lien Lender Claims; (c) the Administrative Agents; (d) AG; and (e) the respective agents, financial advisors, investment bankers, professionals, accountants, and attorneys for each of the persons or entities described in (ii)(a), (b), (c) and (d), shall have or incur any liability for any claim, cause of action, or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, confirmation, consummation, or administration of the Plan of Reorganization, or property to be distributed under the Plan of Reorganization, or any other act or omission in connection with the Reorganization Cases, the Plan of Reorganization, or any contract, instrument, indenture, or other agreement or document related thereto or delivered thereunder, including, without limitation, the Agreement; provided, however, that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order of a court of competent jurisdiction to have constituted willful misconduct, intentional fraud, or criminal conduct.

10.8.      Retention of Causes of Action/Reservation of Rights.

(a)         Nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law or rule, common law, equitable principle or other source of right or obligation, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives; (ii) the turnover of any property of the Debtors’ estates; and (iii) the Retained Claims; provided, however, that this Section 10.8(a) shall not apply to any claims released in Section 10.6(a) herein.

(b)         Nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan of Reorganization. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Reorganization Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan of Reorganization may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

10.9.      Solicitation of the Plan of Reorganization.

As of and subject to the occurrence of the Confirmation Date: (i) the Debtors shall be deemed to have solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors, AG, and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, Professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan of Reorganization, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer and issuance of any securities under the Plan of Reorganization.

10.10.      Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the issuance under the Plan of Reorganization of the AG Notes and the New AG Notes shall be exempt from registration under the Securities Act. Pursuant to Section 4(2) of the Securities Act, the issuance of the New RPG Holdings Capital Stock shall also be so exempt.

10.11.      Plan Supplement.

A draft form of the Plan Documents to be entered into as of the Effective Date and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court by no later than five Business Days prior to the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the

Bankruptcy Court during normal court hours. Documents to be included in the Plan Supplement will be posted at www.kccllc.net/rpg as they become available, but no later than five Business Days prior to the Confirmation Hearing.

10.12.      Corporate Action.

On the Effective Date, all matters provided for herein that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, the authorization to issue or cause to be issued the New RPG Holdings Capital Stock, the issuance of the New RPG Holdings Capital Stock, all Restructuring Transactions to be effectuated pursuant to the Plan of Reorganization, the election or appointment as the case may be, of directors and officers of the Reorganized Debtors, including Reorganized RPG Holdings and Reorganized RPG, pursuant to the Plan of Reorganization, amendments of the Debtors’ certificates of incorporation or bylaws, and the qualification of Reorganized RPG Holdings and Reorganized RPG as a foreign corporation wherever the conduct of business by such entities requires such qualification shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

SECTION 11.    RETENTION OF JURISDICTION

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

(a)          to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b)          to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)           to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d)          to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(e)          to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f)          to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)          to hear and determine any application to modify the Plan of Reorganization in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan of Reorganization, the disclosure statement for the Plan or Reorganization, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)         to hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(i)          to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated hereby or under the Agreement, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j)          to take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan of Reorganization or to maintain the integrity of the Plan of Reorganization following consummation;

(k)         to hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation, and similar claims pursuant to section 105(a) of the Bankruptcy Code;

(l)          to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)        to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n)         to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(o)         to enter a final decree closing the Reorganization Cases;

(p)         to recover all assets of the Debtors and property of the Debtors’ estates, wherever located; and

(q)         to hear and determine any rights, Claims, or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

SECTION 12.    MISCELLANEOUS PROVISIONS

12.1.      Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

12.2.      Dissolution of Statutory Committee of Unsecured Creditors.

Any creditors committee appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Cases shall dissolve on the Effective Date.

12.3.      Substantial Consummation.

On the Effective Date, the Plan of Reorganization shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.4.      Request for Expedited Determination of Taxes.

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

12.5.      Worthless Stock Deduction.

Unless otherwise ordered by the Bankruptcy Court, any person or group of persons constituting a “fifty percent shareholder” of RPG Holdings within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests in RPG Holdings held by such person(s) (or otherwise treating such Equity Interests as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending prior to the Effective Date.

12.6.      Amendments.

(a)        Plan of Reorganization Modifications. The Plan of Reorganization may be amended, modified, or supplemented by the Debtors or the Reorganized Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, subject to the terms of the Agreement and the Undertaking attached to the Agreement. In addition, after the Confirmation Date and subject to the terms of the Agreement and the Undertaking attached to the Agreement, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan of Reorganization or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan of Reorganization.

(b)        Other Amendments. Subject to the terms of the Agreement and the Undertaking attached to the Agreement, prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan of Reorganization without further order or approval of the Bankruptcy Court.

12.7.      Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan of Reorganization.

12.8.      Revocation or Withdrawal of the Plan.

Subject to the terms of the Agreement, the Debtors reserve the right to revoke or withdraw the Plan of Reorganization prior to the Effective Date; provided, however, that prior to taking any such action the Debtors must consult in good faith with the Professionals for each of the Administrative Agents and any such action may only be taken if it is in the exercise of the Debtors’

fiduciary duty to their creditors. If the Debtors take such action, the Plan of Reorganization shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed to be a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in further proceedings involving the Debtors.

12.9.      Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan of Reorganization is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan of Reorganization will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan or Reorganization, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms. No alteration or interpretation of the Plan of Reorganization pursuant to this Section 12.9 shall operate to modify or amend the terms and conditions of the Agreement or the Undertaking unless such modification or amendment has been consented to as required pursuant to the Agreement and the Undertaking attached to the Agreement.

12.10.    Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.11.    Time.

In computing any period of time prescribed or allowed by the Plan of Reorganization, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12.    Binding Effect.

The Plan of Reorganization shall be binding upon and inure to the benefit of the Debtors, AG, the holders of Claims and Equity Interests, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

12.13.    Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Recycled Paper Greetings, Inc.

111 N. Canal Street, Suite 700

Chicago, Illinois 60606-7206

Attn: Jude Rake, Chief Executive Officer

Telephone:    (773) 868-8529

Telecopier:    (773) 281-7140

- and -

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:    Michael F. Walsh, Esq.

            Ted S. Waksman, Esq.

Telephone:    (212) 310-8000

Telecopier:    (212) 310-8007

with copies to:

The Attorneys for the Administrative Agent

under the First Lien Credit Agreement

Kramer Levin Naftalis & Frankel, LLP

1177 Avenue of the Americas

New York, New York 10036

Attn:    Kenneth H. Eckstein, Esq.

            Joshua K. Brody, Esq.

Telephone:    (212) 715-9100

Telecopier:    (212) 715-8000

-and-

The Attorneys for the Administrative Agent

under the Second Lien Credit Agreement

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn:    Fred Hodara, Esq.

            Ryan C. Jacobs, Esq.

Telephone:    (212) 872-1000

Telecopier:    (212) 872-1002

-and-

The Attorneys for AG

Jones Day

222 East 41st Street

New York, New York 10017

Attn:    David Heiman, Esq.

            Robert A. Profusek, Esq.

Telephone:    (212) 326-3939

Telecopier:    (212) 755-7306

Dated:	Chicago, Illinois
January 2, 2009

Respectfully submitted,

RPG Holdings, Inc.
Recycled Paper Greetings, Inc.
Recycled Paper Greetings Canada, Inc.
Barnyard Industries, Inc.

By:	/s/ Jude Rake
Name: Jude Rake
Title: Chief Executive Officer

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